DEMAND NOTE


$45,000                                                       April 11, 1997


On demand, U.S. Wireless Data, Inc. ("Borrower), for value received, jointly and severally promises to pay to the order of ________________________ ("Holders") the sum of Forty-flve thousand ($45,000) together with interest thereon from the date hereof until paid at the rate of 10% per annum.

The holders, In lieu of cash payment, may exercise on or after November 1, 1997, the right to purchase -shares of the common stock of U.S. Wireless Date, Inc. at a price of $.35 per share for any or all of the outstanding principal and accrued interest.

If, by April 11, 1998, the Holders have not exercisw their aforementioned rights to purchase shares of common stock In U.S. Wireless Data, Inc. and has not previously been paid in full, the outstanding principal and interest due the issuer will be paid in full no later than April 11, 1998.

This note shall be construed and enforced in accordance with the laws of the State of Colorado.

Borrower:



-------------------------------
U.S. Wireless Data, Inc.